Lexmark acquires ISYS Search Software and Nolij

•	ISYS is a global leader in high performance enterprise search and universal information access solutions
•	Nolij is a prominent provider of Web-based imaging, document management and workflow solutions for the higher education market
•	Acquisitions and return of capital to shareholders demonstrate Lexmark’s continued execution of its capital allocation framework

LEXINGTON, Ky., March 19, 2012 – Lexmark International, Inc. (NYSE: LXK) today announced the completion of two acquisitions, Australia-based ISYS Search Software and U.S.-based Nolij Corporation.

Both companies now join Perceptive Software, a stand-alone business unit within Lexmark. The chief executive officer of ISYS, Scott Coles, and the president of Nolij, John Collins, will report directly to Scott Coons, Perceptive Software’s president and chief executive officer and Lexmark vice president.

ISYS Search Software

ISYS enterprise search solutions deliver powerful federated search, text mining, and mobile and embedded search capabilities across a wide range of formats, languages and platforms – enabling organizations to leverage corporate knowledge, reduce risk and facilitate rapid discovery of critical intelligence for more informed decision making.

Its class-leading Document Filters technology is the core analytics engine at the heart of its suite of enterprise applications. Connecting with all the sources of unstructured information that exist in the organization, Document Filters enables users to parse, extract, analyze, load and display (in high definition) content contained in hundreds of different file types.

Today, more than 16,000 enterprise organizations and many of the world’s leading IT vendors use ISYS software. Vista Point Advisors acted as the exclusive financial advisor to ISYS.

Nolij

The Nolij software suite is a 100 percent Web-based document imaging and workflow platform that includes innovative, native support for mobile devices and forms processing capabilities.

The suite includes Nolij Transfer, a Web-based data integration product that enables automated data matching and upload to student information systems, eliminating data entry and reducing errors associated with manual processes in enrollment services, university development and the business office.

Nolij’s innovative education solutions and strong industry expertise reinforce Perceptive Software’s leadership position in the higher education industry.

Both ISYS and Nolij strengthen Lexmark’s industry-leading products, solutions and services, broadening and deepening the company’s capabilities that enable customers to better manage their printing and imaging infrastructure, business processes and content.

Recent Acquisitions Mark Continued Execution of Capital Allocation Framework

Lexmark’s recent acquisitions have advanced its "capture/manage/access" strategy, enabling the company to intelligently capture content from hardcopy and electronic documents through a range of devices including the company’s award-winning smart multifunction products and mobile devices, while also managing and processing content through its enterprise content management and business process management technologies.

These technologies, when combined with Lexmark’s managed print services capabilities, give the company the unique ability to help customers save time and money by managing their printing and imaging infrastructure while providing complementary and high value, end-to-end content and process management solutions.

An integral part of Lexmark’s overall capital allocation framework and strategy is to pursue acquisitions that support the strengthening and growth of the company while also returning more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases.

In this quarter, Lexmark paid a cash dividend of $0.25 per share to shareholders of record as of March 5, 2012. Lexmark retains a strong liquidity position with a long history of cash generation. Lexmark plans to discuss these recent acquisitions in more detail when it announces its first quarter 2012 earnings in April.

Supporting Quotes

“Our recent acquisitions enable Lexmark to offer customers a differentiated, integrated system of solutions that are unique, cost effective, and deliver a rapid return on investment,” said Paul Rooke, Lexmark’s chairman and chief executive officer. “The methodical shift in our focus and investments has strengthened our managed print services offerings and added new content and process technologies, positioning Lexmark as a key solutions provider to businesses large and small.”

“ISYS’s leading search technology adds to our unique set of integrated process and content management offerings, and will give our customers cross-platform visibility to better manage and access the content that supports their business processes,” said Scott Coons, Perceptive Software’s president and chief executive officer and Lexmark vice president. "We understand our customers’ need to access and render content, regardless of where it resides, so they can work more efficiently and bring greater value to their customers.

“Similarly, Nolij brings advanced system integration, unique browser based scanning and forms processing capabilities to our education customers so they can better serve their students,” Coons added. “Nolij’s industry expertise, enthusiastic customer base and innovative platform greatly complement our ongoing commitment to and leadership in the higher education industry.”

"ISYS has been delivering easy-to-deploy and easy-to-use enterprise search technology for many years, and we’ve always built our software through active collaboration with customers,” said Scott Coles, chief executive officer of ISYS. “Because Perceptive places a major emphasis on listening to the customer and consistently delivers flexible, scalable solutions in many industries, we’re optimally suited to operate together to bring new levels of value to customers.”

"We’re very pleased to join Perceptive Software, which has had great success in the higher education industry and understands institutions’ unique process and content management needs,” said John Collins, president of Nolij. "We look forward to adding our strengths to Perceptive and bringing even greater value to this market around the globe.”

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of process and content management software that that helps organizations fuel greater operational efficiency. In 2011, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

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For more information about Perceptive Software, please visit the company's Facebook and Twitter profiles.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
(859) 232-3546
ggrasso@lexmark.com

Perceptive Software Media Contact:
Dan Dillon
(913) 636-4931
dan.dillon@perceptivesoftware.com